Continental Materials Corporation Reports Unaudited Second Quarter Results

CHICAGO, IL -- (Marketwired - August 16, 2016) - Continental Materials Corporation (NYSE MKT: CUO) today reported net income of $1,801,000, or $1.08 per share for the second quarter ended July 2, 2016 compared to net income of $346,000 or 21 cents per share for the second quarter ended July 4, 2015.

Consolidated sales in the second quarter of 2016 were $42,721,000 or $7,856,000 (22.5%) higher than the second quarter of 2015. Sales increased in all segments. The Concrete, Aggregates and Construction Supplies (CACS) segment reported a 48.4% increase in sales. The increase is attributable to strengthening in both the Colorado Springs and Pueblo markets and the servicing of a windmill job during the second quarter of 2016 which provided $2,837,000 in sales. There was no such project in 2015. The Heating and Cooling segment reported a sales increase of $761,000 compared to the 2015 quarter as both furnace and fan-coil sales exceeded prior year amounts. The Door and Evaporative Cooler segments reported sales increases of $209,000 and $63,000, respectively, in the second quarter of 2016 compared to the same period in 2015.

The operating income in the second quarter of 2016 was $2,830,000 compared to $631,000 in the second quarter of 2015. The majority of the improvement was seen in the CACS segment which reported a current quarter operating income of $2,065.000 compared to an operating loss of $128,000 in the second quarter of 2015.

Consolidated sales in the first half of 2016 were $76,949,000, an increase of $11,399,000 or 17.4% compared to the first six months of 2015. Sales in the CACS segment increased by $8,456,000 (34.3%) for the same reasons noted in the above discussion of the quarter's sales. Sales in the Heating and Cooling segment increased $2,756,000 (11.2%) primarily due to fan-coil sales which exceeded prior year levels. Sales in the Evaporative Cooling segment increased $301,000 (1.8%) while sales in the Door segments decreased by $124,000 (1.4%).

The operating income for the first six months of 2016 was $3,862,000 compared to $412,000 in the first half of 2015. The improved operating results are attributable primarily to the CACS and Heating and Cooling segments. The CACS improvement, $2,727,000, was the result of increased concrete sales volume, operational efficiencies and higher sales prices. The Heating and Cooling segment increase was mainly due to greater sales volume and improved margins in the furnace and heater lines largely attributable to increased parts sales and lower steel costs.

Income taxes are recorded based upon the effective rate for the year estimated at the end of each quarter. The effective rate estimated as of July 2, 2016 was 34.0% compared to 38.0% for the first half of 2015.

For further information, see the Company's Form 10-Q report for the quarterly period ended July 2, 2016.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 2, 2016 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                      CONTINENTAL MATERIALS CORPORATION
                        SUMMARY OF SALES AND EARNINGS
                                 (Unaudited)

                              Three Months Ended        Six Months Ended
                              July 2,     July 4,      July 2,     July 4,
                               2016        2015         2016        2015
                           ------------------------ ------------------------

Sales                      $42,721,000 $34,865,000  $76,949,000 $65,550,000

Operating income             2,830,000     631,000    3,682,000     412,000

Interest expense, net         (113,000)   (108,000)    (208,000)   (197,000)

Other income, net               12,000      16,000       25,000      27,000
                           ------------------------ ------------------------

Income before income taxes   2,729,000     539,000    3,499,000     242,000

Provision for income taxes     928,000     193,000    1,190,000      92,000
                           ------------------------ ------------------------

Net income                 $ 1,801,000 $   346,000  $ 2,309,000 $   150,000
                           ======================== ========================

Net income per basic and
 diluted share:            $      1.08 $       .21  $      1.39 $       .09
                           ======================== ========================

Average shares outstanding   1,673,000   1,662,000    1,667,000   1,661,000
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Contact:
Mark S. Nichter
(312) 541-7207